NEWS RELEASE

The Hartford Reports Second Quarter 2014 Financial Results And Expansion Of 2014-2015 Capital Management Plan

•	Second quarter 2014 core earnings* of $144 million, or $0.31 per diluted share

•	Net loss of $467 million, or $1.00 per diluted share, due to $617 million loss on sale of Japan annuity business

•	Standard Commercial renewal written pricing increases remained strong at 6%

•	P&C combined ratio, before catastrophes and prior year development*, of 90.9 improved 0.9 point from second quarter 2013

•	Prior year unfavorable loss reserve development of $164 million, after-tax, or $0.35 per diluted share, for asbestos and environmental loss reserves

•	2014-2015 capital management plan expanded by additional $1.275 billion, consisting of $775 million for equity repurchases and $500 million for debt reduction

•	Increased quarterly common dividend by 20% to $0.18 per share; $351 million in equity repurchases in the quarter

HARTFORD, Conn., July 30, 2014 – The Hartford (NYSE:HIG) reported core earnings of $144 million for the three months ended June 30, 2014 (second quarter 2014), down 38% from $231 million in second quarter 2013. Core earnings declined as the increase in core earnings from Property & Casualty (P&C) Commercial, Group Benefits and Mutual Funds was more than offset by higher prior year loss and loss adjustment expense reserve development (PYD) for asbestos and environmental (A&E) compared with second quarter 2013. Second quarter 2014 core earnings per diluted share were $0.31, a 34% decrease from $0.47 in second quarter 2013 due to the decline in core earnings, which was slightly offset by the accretive impact of equity repurchases over the past 12 months.

Second quarter 2014 net loss totaled $467 million, or $1.00 per diluted share, compared with a second quarter 2013 net loss of $190 million, or $0.39 per diluted share. Second quarter 2014 net loss includes $617 million of loss on discontinued operations, after-tax, from the sale of the company's Japan annuity business. As a result of the sale, the financial results of this business have been reclassified as discontinued operations for all periods presented.
*Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP).

"This quarter marks a significant milestone in The Hartford's transformation," said The Hartford’s CEO Christopher J. Swift. “With the completion of the sale of the Japan annuity business, we have significantly reduced the size and risk of Talcott Resolution and expanded our 2014-2015 capital management plan, including a 20% increase in the quarterly common dividend. Going forward, we will continue to emphasize profitable growth in P&C, Group Benefits and Mutual Funds and improved operating effectiveness and efficiency."
"Although asbestos and environmental prior year development and elevated weather losses impacted The Hartford's second quarter results, the underlying business trends reflect the continued improvement in our operating fundamentals," said The Hartford's President Doug Elliot. "The P&C business delivered 3% written premium growth and both the P&C and Group Benefits businesses delivered continued underlying margin improvement, and we are pleased that Standard Commercial pricing remains strong and ahead of loss cost trends."
CONSOLIDATED FINANCIAL RESULTS

($ in millions except per share data)	Three Months Ended
	June 30, 2014	June 30, 2013	Change[2]
Core earnings (loss):
P&C Commercial	$213	$198	8%
Consumer Markets	$(27)	$15	NM
P&C Other Operations	$(146)	$(73)	(100)%
Property & Casualty (Combined)	$40	$140	(71)%
Group Benefits	$52	$37	41%
Mutual Funds	$21	$20	5%
Sub-total	$113	$197	(43)%
Talcott Resolution	$101	$103	(2)%
Corporate	$(70)	$(69)	(1)%
Core earnings	$144	$231	(38)%
Net income (loss)	$(467)	$(190)	(146)%
Net income (loss) available to common shareholders per diluted share[1]	$(1.00)	$(0.39)	(156)%
Weighted average diluted common shares outstanding	467.9	489.0	(4)%
Core earnings available to common shareholders per diluted share[1]	$0.31	$0.47	(34)%

[1]	Includes dilutive potential common shares

[2]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

Second quarter 2014 financial results included the following items that had an adverse $178 million, after-tax, or $0.38 per diluted share, impact on both net income and core earnings. This compares with unfavorable items in second quarter 2013 that decreased net income and core earnings by a total of $95 million, after-tax, or $0.19 per diluted share:

•	Catastrophe losses of $127 million, after-tax, in second quarter 2014 were $7 million, after-tax, or $0.01 per diluted share, higher than the company's $120 million, after-tax, outlook.

Second quarter 2013 catastrophe losses of $121 million, after-tax, were in-line with the company's outlook;

•
Unfavorable PYD for A&E reserves of $164 million, after-tax, or $0.35 per diluted share, in second quarter 2014 compared with $91 million, after-tax, or $0.19 per diluted share, in second quarter 2013; and

•
Excluding A&E, P&C (Combined) unfavorable PYD of $7 million, after-tax, or $0.01 per diluted share, compared with second quarter 2013 unfavorable PYD of $4 million, after-tax, or $0.01 per diluted share, which included unfavorable PYD of $52 million, after-tax, due to the closing of the New York Fund for Reopened Cases (NY25A) in 2013.

Sale of Japan Annuity Business and Expansion of 2014-2015 Capital Management Plan

The Hartford also announced today a $1.275 billion increase in its existing $2.656 billion 2014-2015 capital management program to a total of $3.931 billion. In addition, the board of directors has declared a quarterly common dividend of $0.18 per share, a 20% increase, payable Oct. 1, 2014 to shareholders of record as of Sept. 2, 2014.

"We were pleased to close the sale of the Japan business," said The Hartford's CFO Beth Bombara. "The improved risk profile and additional financial flexibility from this transaction allow us to expand our capital management plan for 2014-2015 which will support our goal of creating shareholder value by increasing ROE and growing book value per share."

The $1.275 billion expansion includes a $775 million increase in the $2.0 billion equity share repurchase program to a total of $2.775 billion. As part of this increase, the company has executed a $525 million accelerated share repurchase plan that will be completed by year-end 2014. In addition, $500 million of the $1.275 billion expansion will be utilized for debt reduction, including any premium paid or transaction costs.

PROPERTY & CASUALTY (COMBINED)
Second Quarter 2014 Highlights:

•	Written premiums grew 3% over second quarter 2013 with growth in P&C Commercial and Consumer Markets

•	Combined ratio, before catastrophes and PYD, of 90.9, a 0.9 point improvement over second quarter 2013

•	Core earnings of $40 million compared with $140 million in second quarter 2013 primarily due to higher A&E PYD in the P&C Other segment

PROPERTY & CASUALTY (COMBINED)
($ in millions)	Three Months Ended
	June 30, 2014	June 30, 2013	Change
Written premiums	$2,574	$2,501	3%
Underwriting loss*	$(216)	$(132)	64%
PYD, before tax	$249	$146	71%
Current accident year catastrophe losses, before tax	$196	$186	5%
Expense ratio	28.3	28.5	0.2
Combined ratio	108.6	105.4	(3.2)
Combined ratio before catastrophes and PYD*	90.9	91.8	0.9
Investment income	$292	$338	(14)%
Core earnings	$40	$140	(71)%
Net income	$25	$136	(82)%

Second quarter 2014 written premiums increased 3% over the prior year period, comprised of 2% growth in P&C Commercial and 4% growth in Consumer Markets.

Second quarter 2014 underwriting loss was $216 million versus an underwriting loss of $132 million in second quarter 2013. The increase in the underwriting loss was driven by higher PYD related to A&E in the P&C Other segment and higher underwriting losses in Consumer Markets, partially offset by improved underwriting gains in P&C Commercial.

Catastrophe losses totaled $196 million, before tax, in second quarter 2014, modestly higher than the company's outlook of $185 million and a $10 million increase from second quarter 2013 catastrophe losses of $186 million.

Unfavorable PYD totaled $249 million, before tax, in second quarter 2014, compared with unfavorable PYD of $146 million, before tax, in second quarter 2013. Both periods included PYD for the company's annual A&E loss reserve review, which totaled $239 million, before tax, in second quarter 2014 and $140 million, before tax, in second quarter 2013. Excluding the A&E PYD in the P&C Other segment, second quarter 2014 unfavorable PYD was $10 million, before tax, compared with $6 million, before tax, in second quarter 2013. Second quarter 2013 PYD included $80 million, before tax, for NY25A.

The second quarter 2014 P&C (Combined) combined ratio, before catastrophes and PYD, improved 0.9 point to 90.9 compared with 91.8 in second quarter 2013. This improvement reflects improved underwriting results in P&C Commercial, partially offset by Consumer Markets.

Second quarter 2014 P&C (Combined) core earnings were $40 million, a decrease of 71% from $140 million in second quarter 2013, largely due to A&E PYD and lower net investment income. Second quarter 2014 net income was $25 million compared with $136 million in second quarter 2013. Net realized capital losses not included in core earnings were $15 million, after-tax, in second quarter 2014, compared with net realized capital losses not included in core earnings of $2 million, after-tax, in second quarter 2013.

P&C COMMERCIAL
Second Quarter 2014 Highlights:

•	Standard Commercial renewal written pricing increases of 6% remained ahead of loss cost trends

•	Written premiums grew 2% over second quarter 2013, driven by growth of 6% in Small Commercial and 3% in Middle Market

•	Combined ratio, before catastrophes and PYD, improved 2.0 points over second quarter 2013 to 91.1

P&C COMMERCIAL
($ in millions)	Three Months Ended
	June 30, 2014	June 30, 2013	Change
Written premiums	$1,571	$1,533	2%
Underwriting gain	$91	$25	NM
Combined ratio	94.2	98.4	4.2
Combined ratio before catastrophes and PYD	91.1	93.1	2.0
Small Commercial	85.4	87.6	2.2
Middle Market	95.1	95.2	0.1
Specialty Commercial	101.3	105.7	4.4
Standard Commercial renewal written pricing increases	6%	7%	(1.0)

Second quarter 2014 written premiums in P&C Commercial grew 2% to $1,571 million from $1,533 million in second quarter 2013, comprised of 6% growth in Small Commercial, 3% growth in Middle Market and an 11% decline in Specialty Commercial. Written premium growth resulted from the combination of renewal pricing increases and higher retention in both Small Commercial and Middle Market as well as stronger Small Commercial new business production. Specialty Commercial written premiums declined due to the 33% reduction in Programs that resulted from underwriting initiatives including the decision to exit transportation programs in 2013. Excluding Programs, Specialty Commercial written premiums grew 4% due to 7% growth in National Accounts.

Renewal written pricing increases in second quarter 2014 for Standard Commercial, which is comprised of Small Commercial and Middle Market, were 6% and remain above increases in loss costs. Renewal written pricing increases averaged 6% in both Small Commercial and Middle Market and reflect rate increases in all lines of business.

Improved policy count retention also contributed to written premium growth. Small Commercial retention was 84% in second quarter 2014, a 4 point improvement from 80% in second quarter 2013. Middle Market policy count retention for second quarter 2014 was 80%, up 1 point from 79% in second quarter 2013.

New business premium for Small Commercial increased 12% over second quarter 2013 to $140 million, while Middle Market new business premium declined 3% to $112 million from second quarter 2013.

P&C Commercial underwriting gain rose to $91 million in second quarter 2014 from $25 million in second quarter 2013 due to improved current accident year results as well as lower unfavorable PYD and catastrophe losses. Second quarter 2014 combined ratio, which includes catastrophes and PYD, improved 4.2 points to 94.2 over second quarter 2013. Second quarter 2014 combined ratio, before catastrophes and PYD, improved by 2.0 points to 91.1 points from 93.1 points in second quarter 2013.

Second quarter 2014 catastrophe losses decreased to $35 million, before tax, compared with $44 million, before tax, in second quarter 2013. Second quarter 2014 unfavorable PYD improved to $12 million, before tax, in second quarter 2014 compared with unfavorable PYD of $37 million, before tax, in second quarter 2013, which included unfavorable PYD of $80 million, before tax, for NY25A.

CONSUMER MARKETS
Second Quarter 2014 Highlights:

•	Written premiums rose 4% over second quarter 2013

•	New business premium increased 9% year over year

•	Combined ratio, before catastrophes and PYD, increased to 89.6 from 88.9 in second quarter 2013 due to higher hail-related frequency and fire severity

CONSUMER MARKETS
($ in millions)	Three Months Ended
	June 30, 2014	June 30, 2013	Change
Written premiums	$1,003	$967	4%
Underwriting loss	$(60)	$(9)	NM
Combined ratio	106.3	101.0	(5.3)
Combined ratio before catastrophes and PYD	89.6	88.9	(0.7)

Second quarter 2014 written premiums in Consumer Markets rose 4% from second quarter 2013 as a result of new business premium growth, stable policy retention and continued renewal written pricing increases. New business premium in second quarter 2014 totaled $138 million, 9% higher than second quarter 2013 new business premium of $127 million due to auto new business growth in the AARP Agency and Other Agency channels. Second quarter 2014 premium retention for both auto and homeowners remained strong at 88% and 92%, respectively. Renewal written price increases in second quarter 2014 averaged 5% in auto and 8% in homeowners, compared with 5% and 7%, respectively, in second quarter 2013.

Consumer Markets underwriting loss increased to $60 million in second quarter 2014 compared with an underwriting loss of $9 million in second quarter 2013 due to higher catastrophes and less favorable PYD. Second quarter 2014 combined ratio was 106.3, 5.3 points above second quarter 2013 combined ratio of 101.0. Current accident year catastrophe losses totaled $161 million, before tax, in second quarter 2014 compared to $142 million, before tax, in second quarter 2013. Favorable PYD in second quarter 2014 totaled $3 million, before tax, compared with favorable PYD of $32 million, before tax, in second quarter 2013.

Before catastrophes and PYD, second quarter 2014 combined ratio was 89.6, up 0.7 point from 88.9 in second quarter 2013 due to a higher current accident year loss ratio, partially offset by a lower expense ratio. The second quarter 2014 current accident year loss ratio of 66.5 rose 2.1 points from 64.4 in second quarter 2013, primarily due to higher loss cost trends driven by higher frequency of hail-related claims in auto and homeowners and higher severity from fire losses in homeowners.

P&C OTHER OPERATIONS

Second quarter 2014 underwriting loss increased to $247 million compared with a loss of $148 million in second quarter 2013. Second quarter 2014 results included unfavorable PYD of $240 million, before tax, while second quarter 2013 had unfavorable PYD of $141 million, before tax. The increase in unfavorable PYD was due to the impact of the annual A&E reserve review.

Asbestos PYD rose to $212 million, before tax, in second quarter 2014 compared with $130 million, before tax, in second quarter 2013. The increase in estimated PYD reflects a higher than previously estimated number of mesothelioma claim filings and an increase in costs associated with asbestos litigation. The company also experienced unfavorable development on certain assumed reinsurance accounts driven by a variety of account-specific factors.

Environmental PYD increased to $27 million, before tax, in second quarter 2014 compared with $10 million, before tax, in second quarter 2013 due to an increase in estimates for certain individual account exposures based upon unfavorable litigation results and increased clean up and expense costs.

GROUP BENEFITS
Second Quarter 2014 Highlights:

•
Fully insured premiums declined 1% from second quarter 2013 when adjusted for the planned reduction of premiums from a third party marketing relationship in the Association-Financial Institutions (FI) block of business

•	Core earnings of $52 million rose 41% over second quarter 2013

•	After-tax core earnings margin improved to 6.0% versus 3.9% in second quarter 2013

GROUP BENEFITS
($ in millions)	Three Months Ended
	June 30, 2014	June 30, 2013	Change
Fully insured premiums¹	$761	$822	(7)%
Loss ratio	77.3%	75.7%	(1.6)
Expense ratio	26.0%	30.6%	4.6
Core earnings²	$52	$37	41%
After-tax core earnings margin	6.0%	3.9%	2.1
[1] Fully insured ongoing premiums excludes buyout premiums and premium equivalents
[2] Included $0 million and $1 million from the FI block of business in the three months ended June 30, 2014 and June 30, 2013, respectively

Second quarter 2014 Group Benefits core earnings totaled $52 million, a 41% increase from $37 million in second quarter 2013, reflecting improved group life experience, excluding FI, slightly offset by less favorable disability experience. Net income in second quarter 2014 totaled $55 million, down from $61 million in second quarter 2013, reflecting lower net realized capital gains excluded from core earnings of $3 million, after-tax, in second quarter 2014 compared with $24 million, after-tax, in second quarter 2013.

The loss ratio of 77.3% in second quarter 2014 increased from 75.7% in second quarter 2013 primarily due to the change in business mix driven by the planned reduction in the FI block of business, which generates a lower loss ratio but higher expense ratio than the ongoing business. The increase in the loss ratio was also driven by lower long-term disability claim recoveries in second quarter 2014 compared to the prior year period. Excluding FI, the total loss ratio improved 2.8 points to 77.5% from 80.3% in second quarter 2013, reflecting favorable life mortality, partially offset by less favorable disability results. The after-tax core earnings margin rose to 6.0% from 3.9% in second quarter 2013, reflecting the life loss ratio improvement, excluding FI.

In second quarter 2014, fully insured ongoing premiums were $761 million, down 7% from second quarter 2013. The reduction in premiums was primarily due to the continued planned reduction of FI, which is expected to be completed by year-end 2014. Excluding this block of business, fully insured Group Benefits premiums declined 1% from second quarter 2013.

MUTUAL FUNDS
Second Quarter 2014 Highlights:

•	Retail and retirement mutual fund (Mutual Funds) net flows improved significantly, despite the $709 million liquidation of the company's target date funds
•Core earnings of $21 million rose 5% from second quarter 2013

•	Total Mutual Funds assets under management (AUM) at June 30, 2014, rose 17% to $74.3 billion from June 30, 2013

MUTUAL FUNDS
($ in millions)	Three Months Ended
	June 30, 2014	June 30, 2013	Change
Net income	$21	$20	5%
Core earnings	$21	$20	5%
Total Mutual Funds sales	$3,910	$3,726	5%
Total Mutual Funds net flows	$(438)	$(2,939)	NM
Total Mutual Funds AUM	$74,330	$63,608	17%
Annuity AUM	$24,529	$25,901	(5)%
Total AUM	$98,859	$89,509	10%

Second quarter 2014 Mutual Funds net outflows totaled $438 million compared with net outflows of $2,939 million in second quarter 2013. Excluding the $709 million liquidation of target date funds, Mutual Funds net flows would have been positive for the second consecutive quarter, driven primarily by an improvement in total redemptions. Mutual Funds sales totaled $3.9 billion in second quarter 2014, up 5% from second quarter 2013, due to higher global equity sales.

Core earnings and net income for the Mutual Funds segment both rose 5% to $21 million in second quarter 2014 compared with $20 million in second quarter 2013. Core earnings and net income grew as a result of increased revenue from higher average AUM reflecting improved net flows and higher equity capital market levels. Core earnings for Mutual Funds increased, partially offset by lower core earnings from annuity mutual funds (Annuity) that are associated with the company's run-off U.S. variable annuity (VA) block.

Total AUM rose 10% to $98.9 billion at June 30, 2014, from $89.5 billion at June 30, 2013 due to 17% growth in Mutual Funds AUM during that time period, partially offset by a 5% decline in Annuity AUM, reflecting the run-off of that block of business.

TALCOTT RESOLUTION
Second Quarter 2014 Highlights:

•	Sold Japan annuity business for $963 million during second quarter 2014, which resulted in a $617 million, after-tax, loss on discontinued operations

•	U.S. VA contract counts declined 3% and U.S. fixed annuity contract counts declined 7% from March 31, 2014

TALCOTT RESOLUTION
($ in millions)	Three Months Ended
	June 30, 2014	June 30, 2013	Change
Core earnings	$101	$103	(2)%
Net loss	$(504)	$(332)	NM
U.S. VA contract count	721	839	(14)%
U.S. VA account value	$58,350	$62,579	(7)%
[1] Full surrender rate represents full contract liquidation; excludes partial withdrawals and lump sum elections at annuitization

Talcott Resolution second quarter 2014 core earnings were $101 million, a 2% decrease from second quarter 2013 due to lower U.S. VA fee income and income from limited partnerships and other alternative investments (LPs), partially offset by lower costs for contractholder initiatives compared with second quarter 2013. During the quarter, expenses for the U.S. fixed annuity Increased Surrender Value program and the newly launched U.S. VA Enhanced Surrender Value program (ESV) totaled $6 million and $2 million, after-tax and DAC, respectively, compared with costs for the 2013 ESV program in second quarter 2013 that totaled $23 million, after-tax and DAC.

Net loss for Talcott Resolution in second quarter 2014 totaled $504 million compared with a net loss of $332 million in second quarter 2013. Loss from discontinued operations totaled $617 million, after-tax, in second quarter 2014, reflecting the sale of the Japan annuity business, compared to a loss on discontinued operations of $421 million, after-tax, in second quarter 2013, which included net realized capital losses on the company's Japan VA hedge program, as well as the loss on the sale of the U.K. VA business. By either terminating or offsetting open derivative positions, the Japan VA hedge program was effectively terminated as a result of the sale of that business on June 30, 2014.

Primarily as a result of surrender activity, U.S. VA and fixed annuity contract counts as of June 30, 2014, declined 3% and 7%, respectively, from March 31, 2014. In second quarter 2014, the U.S. VA annualized full surrender rate was 13.9%, including 2.1 points related to the 2014 ESV program, compared with 17.5% in second quarter 2013, which included 3.9 points from the 2013 ESV program.

CORPORATE

Second quarter 2014 Corporate core losses totaled $70 million, versus core losses of $69 million in second quarter 2013. The Corporate net loss totaled $64 million in second quarter 2014 compared with a net loss of $75 million in second quarter 2013.

Core losses increased slightly in second quarter 2014 due to higher operating expenses that were offset by lower interest expense as a result of debt repayments during 2013 and 2014. Interest expense decreased from $100 million, before tax, in second quarter 2013 to $94 million, before tax, in second quarter 2014.

INVESTMENTS
Second Quarter 2014 Highlights:

•	Annualized investment yield, excluding LPs, before tax, was 4.1%, down from 4.2% in second quarter 2013

•	Annualized investment yield on LPs, before tax, was 7.4%, down from 12.6% in second quarter 2013

•	Net impairment losses, including mortgage loan loss reserves, totaled $10 million, before tax

INVESTMENTS
($ in millions)	Three Months Ended
Amounts presented before tax	June 30, 2014	June 30, 2013	Change
Net investment income	$768	$841	(9)%
Net impairment losses, including mortgage loan loss reserves	$(10)	$(12)	17%
Annualized investment yield[1]	4.3%	4.6%	(0.3)
Annualized investment yield on limited partnership and other alternative investments	7.4%	12.6%	(5.2)
Annualized investment yield, excluding limited partnerships and other alternative investments	4.1%	4.2%	(0.1)

[1] Yields, before tax, calculated using annualized net investment income (excluding income related to equity securities, trading) divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding equity securities, trading, and repurchase agreement collateral.

Second quarter 2014 net investment income totaled $768 million, before tax, a 9% decrease from second quarter 2013. The decrease in net investment income compared with second quarter 2013 was largely due to lower income from LPs, a reduced level of invested assets, primarily in Talcott Resolution, and lower income from repurchase agreements.

Annualized investment yield, before tax, including income on LPs, declined to 4.3% in second quarter 2014, down from 4.6% in second quarter 2013 due primarily to lower income from LPs. LPs generated net investment income of $53 million, before tax, for an annualized return of 7.4% in second quarter 2014 compared with $95 million, before tax, or 12.6%, in second quarter 2013.

Second quarter 2014 annualized investment yield, before tax, excluding LPs, decreased to 4.1%, compared with 4.2% in second quarter 2013. The reduction in annualized investment yield from second quarter 2013 was primarily due to reduced income from repurchase agreements.

The credit performance of the company's general account assets remained strong. Net impairment losses in second quarter 2014, including the change in mortgage loan loss reserves, totaled $10 million, before tax, compared with $12 million, before tax, in second quarter 2013.

The carrying value of total invested assets, excluding equity securities, trading, was $76.2 billion as of June 30, 2014 compared with $78.7 billion at Dec. 31, 2013. The decline in assets is largely due to the sale of the Japan annuity business.

STOCKHOLDERS’ EQUITY
Second Quarter 2014 Highlights:

•	Stockholders' equity of $19.4 billion grew $0.5 billion, or 3%, compared with Dec. 31, 2013

•	Book value per diluted share, excluding accumulated other comprehensive income (AOCI)*, of $39.21, declined slightly compared with Dec. 31, 2013 due to loss on sale of Japan annuity business

•	Repurchased 10.2 million common shares in second quarter 2014, contributing to 2% reduction in outstanding and dilutive potential common shares

($ in millions)	As of
	June 30, 2014	Dec. 31, 2013	Change
Stockholders' equity	$19,428	$18,905	3%
Stockholders' equity (ex. AOCI)	$18,266	$18,984	(4)%
Book value per diluted share	$41.70	$39.14	7%
Book value per diluted share (ex. AOCI)*	$39.21	$39.30	—%
Weighted average common shares outstanding	450.6	451.1	—%
Weighted average diluted common shares outstanding	467.9	486.1	(4)%

The Hartford’s stockholders’ equity was $19.4 billion as of June 30, 2014, an increase of $0.5 billion, or 3%, from $18.9 billion as of Dec. 31, 2013, primarily due to the impact of lower interest rates and tighter credit spreads at June 30, 2014 on AOCI. June 30, 2014 shareholders' equity includes the impact of first half share repurchases totaling $651 million and common dividends paid of $134 million.

Book value per diluted common share was $41.70 as of June 30, 2014, an increase of 7% compared with $39.14 as of Dec. 31, 2013. Excluding AOCI, book value per diluted common share was down slightly to $39.21 as of June 30, 2014, compared with $39.30 as of Dec. 31, 2013.

During second quarter 2014, the company repurchased 10.2 million common shares for $351 million, which contributed to the reduction in outstanding and dilutive potential common shares from 475.8 million at March 31, 2014 to 465.9 million at June 30, 2014.

Under the capital management plan announced in February 2014 and expanded today, the company has $2.775 billion of equity repurchase authorization through Dec. 31, 2015. As of July 29, 2014, the company has repurchased equity totaling approximately $791 million under this program, including $651 million in the first half of 2014 and $140 million since July 1, 2014.

CONFERENCE CALL

The Hartford will discuss its second quarter 2014 financial results in a webcast on Thursday, July 31, 2014 at 11 a.m. EDT. The webcast can be accessed live or as a replay through the investor relations section of The Hartford's website at http://ir.thehartford.com.

More detailed financial information can be found in The Hartford's Quarterly Report on Form 10-Q, the Investor Financial Supplement for June 30, 2014 and the Second Quarter 2014 Financial Results Presentation, which includes the company's outlook for third quarter 2014 financial results, all of which are available at http://ir.thehartford.com.

ABOUT THE HARTFORD
With more than 200 years of expertise, The Hartford (NYSE:HIG) is a leader in property and casualty insurance, group benefits and mutual funds. The company is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at www.thehartford.com.
From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at http://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at http://ir.thehartford.com.

HIG-F

Media Contacts                    Investor Contacts
Shannon Lapierre                    Sabra Purtill, CFA
860-547-5624                        860-547-8691
shannon.lapierre@thehartford.com            sabra.purtill@thehartford.com

Thomas Hambrick                    Sean Rourke
860-547-9746                        860-547-5688
thomas.hambrick@thehartford.com            sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
	Three Months Ended June 30, 2014
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,505	$761	$—	$53	$—	$3,319
Fee income	—	16	183	299	4	502
Net investment income	292	95	—	376	5	768
Other revenues	31	—	—	—	—	31
Net realized capital gains (losses)	(25)	6	—	1	14	(4)
Total revenues	2,803	878	183	729	23	4,616
Benefits, losses, and loss adjustment expenses	2,008	601	—	414	—	3,023
Amortization of deferred policy acquisition costs	316	7	7	42	—	372
Insurance operating costs and other expenses	465	195	144	145	20	969
Interest expense	—	—	—	—	94	94
Restructuring and other costs	—	—	—	—	8	8
Total benefits and expenses	2,789	803	151	601	122	4,466
Income (loss) from continuing operations, before income taxes	14	75	32	128	(99)	150
Income tax expense (benefit)	(11)	20	11	15	(35)	—
Income (loss) from continuing operations, after tax	25	55	21	113	(64)	150
Loss from discontinued operations, after-tax	—	—	—	(617)	—	(617)
Net income (loss)	25	55	21	(504)	(64)	(467)
Less: Unlock benefit, after-tax	—	—	—	15	—	15
Less: Restructuring and other costs, after-tax	—	—	—	—	(5)	(5)
Less: Loss from discontinued operations, after-tax	—	—	—	(617)	—	(617)
Less: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	(15)	3	—	(3)	11	(4)
Core earnings (losses)	$40	$52	$21	$101	$(70)	$144

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
	Three Months Ended June 30, 2013
	Property & Casualty	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$2,453	$823	$—	$18	$—	$3,294
Fee income	—	15	165	331	2	513
Net investment income	338	100	—	403	—	841
Other revenues	65	—	—	—	—	65
Net realized capital gains (losses)	(7)	37	—	(19)	10	21
Total revenues	2,849	975	165	733	12	4,734
Benefits, losses, and loss adjustment expenses	1,883	635	—	404	—	2,922
Amortization of deferred policy acquisition costs	309	8	10	64	—	391
Insurance operating costs and other expenses	492	248	123	188	14	1,065
Interest expense	—	—	—	—	100	100
Restructuring and other costs	—	—	1	(1)	19	19
Total benefits and expenses	2,684	891	134	655	133	4,497
Income (loss) from continuing operations before income taxes	165	84	31	78	(121)	237
Income tax expense (benefit)	27	23	11	(11)	(46)	4
Income (loss) from continuing operations, after tax	138	61	20	89	(75)	233
Loss from discontinued operations, after-tax	(2)	—	—	(421)	—	(423)
Net income (loss)	136	61	20	(332)	(75)	(190)
Less: Unlock charge, after-tax	—	—	—	(9)	—	(9)
Less: Restructuring and other costs, after-tax	—	—	(1)	1	(12)	(12)
Less: Loss from discontinued operations, after-tax	(2)	—	—	(421)	—	(423)
Less: Net reinsurance gain on dispositions, after-tax	—	—	—	1	—	1
Less: Net realized capital gains (losses) and other, after-tax and DAC, excluded from core earnings	(2)	24	1	(7)	6	22
Core earnings (losses)	$140	$37	$20	$103	$(69)	$231

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
RESULTS BY SEGMENT
($ in millions, except per share data)

	Three Months Ended
	June 30, 2014	June 30, 2013	Change
Core earnings (losses):
P&C Commercial	$213	$198	8%
Consumer Markets	(27)	15	NM
P&C Other Operations	(146)	(73)	100%
Property & Casualty Combined	40	140	(71)%
Group Benefits	52	37	41%
Mutual Funds	21	20	5%
Sub-total	113	197	(43)%
Talcott Resolution	101	103	(2)%
Corporate	(70)	(69)	1%
CONSOLIDATED CORE EARNINGS	144	231	(38)%
Add: Unlock benefit (charge), after-tax	15	(9)	NM
Add: Restructuring and other costs, after-tax	(5)	(12)	(58)%
Add: Loss from discontinued operations, after-tax	(617)	(423)	46%
Add: Net reinsurance loss on dispositions, after-tax	—	1	(100)%
Add: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	(4)	22	(118)%
Net loss	$(467)	$(190)	146%
PER SHARE DATA
Diluted earnings (losses) per common share
Core earnings available to common shareholders	$0.31	$0.47	(34)%
Less: Difference arising from shares used for the denominator between net loss and core earnings	—	(0.01)	(100)%
Add: Unlock benefit (charge), after-tax	0.03	(0.02)	NM
Add: Restructuring and other costs, after-tax	(0.01)	(0.02)	(50)%
Add: Loss from discontinued operations, after-tax	(1.32)	(0.87)	52%
Add: Net realized capital gains (losses), after-tax and DAC, excluded from core earnings	(0.01)	0.04	NM
Net loss available to common shareholders	$(1.00)	$(0.39)	156%
NM: The Hartford defines increases or decreases greater than or equal to 200% or changes from a net gain to a net loss position, or vice versa, as “NM” or “not meaningful.”

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for second quarter 2014, which is available on The Hartford's website, http://ir.thehartford.com.

Book value per diluted common share excluding accumulated other comprehensive income ("AOCI”): Book value per diluted common share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders' equity excluding AOCI, after-tax, by (b) common shares outstanding and dilutive potential common shares. The Hartford provides book value per diluted common share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted common share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Book value per diluted common share is the most directly comparable GAAP measure. A reconciliation of book value per diluted common share, including AOCI to book value per diluted common share, excluding AOCI is set forth below.

	As of
	June 30, 2014	Dec. 31, 2013	Change
Book value per diluted common share, including AOCI	$41.70	$39.14	7%
Less: Per diluted share impact of AOCI	$2.49	$(0.16)	NM
Book value per diluted common share, excluding AOCI	$39.21	$39.30	—%

Combined ratio before catastrophes and prior year development: Combined ratio before catastrophes and prior year development (PYD) is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio, the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The combined ratio before catastrophes and PYD represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the combined ratio before catastrophes and PYD is provided in the table below.

	Three Months Ended
	June 30, 2014	June 30, 2013
P&C Commercial
Combined ratio	94.2	98.4
Catastrophe and non-catastrophe PYD	3.0	5.2
Combined ratio, excl. catastrophes and PYD	91.1	93.1

Consumer Markets
Combined ratio	106.3	101.0
Catastrophe and non-catastrophe PYD	16.7	12.1
Combined ratio, excl. catastrophes and PYD	89.6	88.9

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, discontinued operations, loss on extinguishment of debt, gains and losses on business disposition transactions, certain restructuring charges and the impact of Unlocks to deferred policy acquisition costs ("DAC"), sales inducement assets ("SIA"), unearned revenue reserves ("URR") and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income. Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, the Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the company’s performance.
A reconciliation of core earnings to net income (loss) for the quarterly periods ended June 30, 2014 and 2013, is included in this press release. A reconciliation of core earnings to net income (loss) for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended June 30, 2014.

Core earnings available to common shareholders per diluted share: Core earnings available to common shareholders per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings available to common shareholders per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings available to common shareholders per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss)per diluted share and core earnings available to common shareholders per diluted share when reviewing the company's performance. A reconciliation of core earnings available to common shareholders per diluted share to net income (loss) per diluted common share for the quarterly periods ended June 30, 2014 and 2013 is included in this press release under the heading “The Hartford Financial Services Group, Inc. Results By Segment.”

Underwriting gain (loss): The Hartford's management evaluates profitability of the P&C Commercial and Consumer Markets segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before-tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended June 30, 2014 and 2013, is set forth below.

	Three Months Ended
	June 30, 2014	June 30, 2013
P&C Commercial
Net income	$199	$192
Less: Net realized capital losses	(24)	(7)
Add: Income tax expense	77	63
Less: Net servicing income	6	7
Less: Other expenses	(27)	(30)
Less: Net investment income	230	262
Less: Loss from discontinued operations	—	(2)
Underwriting gain	$91	$25

Consumer Markets
Net income (loss)	$(30)	$15
Less: Net realized capital losses	(3)	(3)
Add: Income tax expense	(20)	2
Less: Net servicing income	—	6
Less: Other expenses	(18)	(16)
Less: Net investment income	31	39
Underwriting gain	$(60)	$(9)

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include: challenges related to the company's current operating environment, including global political, economic and market conditions, and the effect of financial market disruptions, economic downturns or other potentially adverse macroeconomic developments on the attractiveness of our products, the returns in our investment portfolios and the hedging costs associated with our variable annuities business; the risks, challenges and uncertainties associated with the strategic realignment of our business to focus on our property and casualty, group benefits and mutual fund businesses; the risks, challenges and uncertainties associated with our capital management plan, expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; execution risk related to the continued reinvestment of our investment portfolios and refinement of our hedge program for our run-off annuity block; market risks associated with our business, including changes in interest rates, credit spreads, equity prices, market volatility and foreign exchange rates, and implied volatility levels, as well as continuing uncertainty in key sectors such as the global real estate market; the possibility of unfavorable loss development including with respect to long-tailed exposures; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; risk associated with the use of analytical models in making decisions in key areas such as underwriting, capital, hedging, reserving, and catastrophe risk management; the uncertain effects of emerging claim and coverage issues; the company's ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; the impact on our statutory capital of various factors, including many that are outside the company's control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company's financial strength and credit ratings or negative rating actions or downgrades relating to our investments; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy; volatility in our statutory and U.S. GAAP earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of economic value; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company's financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company's evaluation of other-than-temporary impairments on available-for-sale securities; losses due to nonperformance or defaults by others, including reinsurers, sourcing partners, derivative counterparties and other third parties; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets; the possible occurrence of terrorist attacks and the company's ability to contain its exposure, including the effect of the absence or insufficiency of applicable terrorism legislation on coverage; the difficulty in predicting the company's potential exposure for asbestos and environmental claims; the response of reinsurance companies under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect the company against losses; actions by our competitors, many of which are larger or have greater financial resources than we do; the company's ability to distribute its products through distribution channels, both current and future; the cost and other effects of increased regulation as a result of the implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and the potential effect of other domestic and foreign regulatory developments, including those that could adversely impact the demand for the company's products, operating costs and required capital levels; unfavorable judicial or legislative developments; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends; the company's ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident or other unanticipated event; the risk that our framework for managing operational risks may not be effective in mitigating material risk and loss to the company; the potential for difficulties arising from outsourcing and similar third-party relationships; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; the impact of potential changes in accounting principles and related financial reporting requirements; the company's ability to protect its intellectual property and defend against claims of infringement; and other factors described in such forward-looking statements or in The Hartford's 2013 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.